                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              HERITAGE SERIES TRUST
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                 HERITAGE SERIES TRUST -- SMALL CAP STOCK FUND

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS
                                 AUGUST 7, 1995

To the Shareholders:

     A Special Meeting of the holders of shares of beneficial interest of the Heritage Series Trust -- Small Cap Stock Fund (the "Fund") will be held at 8:30 a.m. Eastern time, on the 7th day of August, 1995, at 880 Carillon Parkway, Classroom A, St. Petersburg, FL 33716, or any adjournment(s) thereof, for the following purposes:

          (1) To approve the Investment Subadvisory Agreement between Heritage Asset Management, Inc. and Eagle Asset Management, Inc.;

          (2) To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

     You will be entitled to vote at the meeting and any adjournment(s) thereof if you owned shares of the Fund at the close of business on May 31, 1995. If you attend the meeting, you may vote your shares in person. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                          By Order of the Board of Trustees,

                                          CLIFFORD J. ALEXANDER
                                          Secretary

June 9, 1995
880 Carillon Parkway
St. Petersburg, Florida 33716

                             YOUR VOTE IS IMPORTANT
                       NO MATTER HOW MANY SHARES YOU OWN

     Please indicate your voting instructions on the enclosed proxy form, date and sign the form, and return the form in the envelope provided. If you sign, date and return the proxy form but give no voting instructions, your shares will be voted "FOR" the proposals noticed above. In order to avoid the additional expense of further solicitation, we ask your cooperation in mailing your proxy card promptly. Unless proxy cards submitted by corporations and partnerships are signed by the appropriate persons as indicated in the voting instructions on the proxy card, they will not be voted.

                 HERITAGE SERIES TRUST -- SMALL CAP STOCK FUND

              880 CARILLON PARKWAY, ST. PETERSBURG, FLORIDA 33716

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                                  INTRODUCTION

     This is a proxy statement with respect to Heritage Series Trust (the "Trust") -- Small Cap Stock Fund (the "Fund") in connection with the solicitation of proxies made by, and on behalf of, the Trust's Board of Trustees, to be used at the Fund's special meeting of shareholders or any adjournment(s) thereof ("Meeting"). This proxy statement will first be mailed to shareholders on or about June 9, 1995.

     A majority of the shares of the Fund outstanding on May 31, 1995 ("Record Date"), represented in person or by proxy, must be present for the transaction of business at the Meeting. Only holders of securities as of this date are entitled to notice of and to vote at the Meeting. In the absence of a quorum or in the event that a quorum is present at the Meeting but votes sufficient to approve any one of the Proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit the further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares represented at the Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies that they are entitled to vote FOR such Proposal in favor of an adjournment and will vote those proxies required to be voted AGAINST such Proposal against such adjournment. A shareholder vote may be taken on one or more of the Proposals described in this Proxy Statement prior to any such adjournment if sufficient votes have been received and it is otherwise appropriate. A majority of the outstanding Shares of the Fund shall constitute a quorum.

     Broker non-votes are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or persons entitled to vote and the broker does not have discretionary voting power. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be voted for or against any adjournment. Accordingly, abstentions and broker non-votes effectively will be a vote against adjournment or against the proposal where the required vote is a percentage of the shares present. Abstentions and broker non-votes will not be counted, however, as votes cast for purposes of determining whether sufficient votes have been received to approve a proposal.

     The individuals named as proxies in the enclosed proxy card will vote in accordance with your directions as indicated thereon if your proxy card is received properly executed. If you give no voting instructions your shares will be voted in favor of the Proposals described in this proxy statement. The duly appointed proxies may, in their discretion, vote upon such other matters as may properly come before the Meeting. Your proxy card may be revoked by giving another proxy, by letter or telegram revoking your proxy if received by the Fund prior to the Meeting, or by appearing and voting at the Meeting.

     As of May 31, 1995, the Fund had 2,717,887.014 shares outstanding and no shareholder held of record or owned beneficially more than 5% of the outstanding shares of the Fund. All costs associated with the Meeting, including the solicitation of proxies, will be borne by Eagle Asset Management, Inc. ("Eagle"). Solicitations will be made primarily by mail but also may include telephone communications by regular employees of Heritage Asset Management, Inc. ("Heritage"), the Fund's investment adviser and administrator, who will not receive any compensation therefor from the Fund. Each full Share of the Fund is entitled to one vote, and each fractional Share is entitled to a proportionate share of one vote. You may obtain a copy of the Fund's most recent annual report to shareholders, free of charge, by writing to Heritage at 880 Carillon Parkway, St. Petersburg, Florida 33716 or by calling 1-800-421-4184.

          PROPOSAL 1. APPROVAL OF THE INVESTMENT SUBADVISORY AGREEMENT

     The Fund's assets currently are allocated among two investment subadvisers, the Research Department of Raymond James & Associates, Inc. ("Research") and Awad & Associates ("Awad"), each a separate division of Raymond James & Associates ("RJA"), which is an affiliate of Heritage. Both RJA and Heritage are wholly owned subsidiaries of Raymond James Financial, Inc. ("RJF"). Heritage believes short-term volatility may be reduced by allocating the Fund's assets among multiple subadvisers. While each subadviser to the Fund focuses on investments in small capitalization companies, the different disciplines employed by different subadvisers may cause the portion of the Fund allocated to a subadviser to have better or worse relative performance than other portions during certain market conditions. By employing multiple disciplines, Heritage believes that short-term volatility may be reduced while the Fund participates in returns available from small capitalization companies.

     The Trust is proposing the addition of Eagle, an affiliate of both RJA and Heritage, to act as a third subadviser, along with Awad and Research. If shareholders approve Eagle's appointment as subadviser, Eagle will provide portfolio management services based on the same subadvisory fee that each of the Fund's current subadvisers receives.

     Heritage intends to allocate the assets currently managed by Research to Eagle. Eagle will follow an investment discipline similar to that employed by Research in that Eagle will invest primarily in the "Buy 1" recommendations from the Research Register. The Research Register is developed by Research and rates stocks from Strong Buy "Buy 1" to Sell "5." The assets managed by Eagle will not be invested in direct proportion to the Buy 1 stocks, as some of these stocks may not be small capitalization companies or otherwise may be unsuitable for the Fund.

     The proportion of assets allocated to each subadviser will be reviewed periodically by Heritage. The assets of the Fund may be reallocated between the subadvisers at Heritage's discretion, subject to the oversight of the Board of Trustees, when Heritage deems such reallocation in the best interests of the Fund's shareholders.

     At their May 8, 1995 meeting, the Members of the Board of Trustees unanimously approved the appointment of Eagle as an investment subadviser to the Fund and the proposed subadvisory agreement between Heritage and Eagle ("Eagle Agreement"). These decisions included the unanimous approval of all Trustees who are not "interested persons" of the Trust, Heritage, or Eagle as that term is defined in the Investment Company Act of 1940, as amended ("Independent Trustees").

DESCRIPTION OF THE SUBADVISORY AGREEMENT

     The Eagle Agreement will be substantially similar to the current subadvisory agreements between Heritage and Research and Heritage and Awad. Eagle will manage the investment of Fund assets allocated to it, and will be responsible for placing orders for the purchase and sale of portfolio securities for the portion of the portfolio for which it is responsible, subject to the supervision of the Trustees and Heritage. As compensation for Eagle's services and for expenses borne by Eagle under the Agreement, Eagle will be paid monthly by Heritage (not by the Fund) at an annual rate equal to .50% of the Fund's average daily net assets under its management. Once the assets of the Fund exceed $50 million, Eagle has agreed to waive a proportionate share of the fees waived by Heritage based on the assets of the Fund allocated to Eagle.

     The Eagle Agreement provides that Eagle will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of the Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Subadvisory Agreement.

     If approved by shareholders, the Eagle Agreement would be executed promptly by Heritage and Eagle. Unless sooner terminated, it would remain in effect for two years following its effective date. Thereafter, it would continue automatically for successive annual periods, provided that it is specifically approved at least annually (1) by a vote of a majority of the Independent Trustees and (2) by all Trustees or by a vote of a majority of the outstanding shares of the Fund. The Fund may terminate the proposed Eagle Agreement by a vote of a majority of its Trustees or a majority of its outstanding voting securities on 60 days' written notice to Heritage or Eagle. Heritage may at any time terminate that agreement upon 60 days' written notice to Eagle. Eagle may at any time terminate that agreement upon 90 days' written notice to Heritage. The agreement automatically will terminate without penalty in the event of assignment or termination of the Advisory Agreement.

INFORMATION ABOUT EAGLE

     Eagle is a registered investment adviser that was organized in 1976. Eagle provides investment advisory services to a diverse group of clients including individuals and institutional clients, such as employee benefit plans, endowments, foundations, other tax-exempt funds and registered investment companies. Eagle advised approximately $1.7 billion for these clients as of March 31, 1995.

     In addition to advising private accounts, Eagle acts as investment adviser to Eagle International Equity Portfolio of Heritage Series Trust, investment subadviser to mutual funds, including Heritage Income-Growth Trust, the Diversified Portfolio of Heritage Income Trust and the Value Equity Fund, a series of Heritage Series Trust, and two variable annuity portfolios (Eagle Growth Equity Portfolio for American Skandia and Eagle Value Equity Portfolio for Golden Select). Eagle is a wholly-owned subsidiary of RJF, which together with its subsidiaries, provides a wide range of financial services to retail and institutional clients.

     The principal address of Eagle and each of its directors and principal executive officer is 880 Carillon Parkway, St. Petersburg, Florida 33716. The directors and principal executive officer of Eagle are: Thomas A. James, Director and Chief Executive Officer, Stephen G. Hill, Director and Richard K. Riess, Director and President.

RECOMMENDATION OF THE BOARD OF TRUSTEES

     In approving the Eagle Agreement, the Board analyzed the factors it deemed relevant, including: the services provided by Eagle to its other clients; the ability of Eagle to provide services to the Fund; its personnel, operations, financial condition; its proposed fee schedule; and other factors that would affect positively or negatively the provision of portfolio management services.

     The Board also considered the experience of the proposed portfolio manager for the Fund, Mr. Bert L. Boksen, Senior Vice President of Eagle. For some 16 years, Mr. Boksen was employed by RJA in its institutional research and sales department. While employed by RJA Mr. Boksen served as co-head of Research, Chief Investment Officer and as Chairman of the RJA Focus List Committee.

     The Board also considered Eagle's policy of selecting brokers on the basis of research or other services provided only when such use is consistent with best available price and most favorable execution. The Board realizes that research services furnished by brokers through which the Fund effects securities transactions may be used by Eagle in advising other accounts that it advises. Conversely, research services furnished to Eagle in connection with other accounts Eagle advised may be used by Eagle in advising the Fund. Information and research received from brokers will be in addition to, and not in lieu of, the services required to be performed by Eagle under the Eagle Agreement.

     If Proposal 1 is not approved by shareholders, Heritage will continue as the Fund's investment adviser and Research and Awad will continue as the Fund's subadvisers. The Trustees would then consider whether any other arrangements for the provision of investment subadvisory services are appropriate and in the best interests of the Fund's shareholders.

VOTE REQUIRED

     Approval of Proposal 1 requires the affirmative vote of the holders of the lesser of (1) 67% or more of the Shares of the Fund present at the Meeting, if the holders of more than 50% of the outstanding Fund Shares are present or represented by proxy at the Meeting, or (2) more than 50% of the outstanding Shares of the Fund entitled to vote at the Meeting.

                   THE BOARD OF TRUSTEES RECOMMENDS THAT YOU
                             VOTE "FOR" PROPOSAL 1.

                           INFORMATION ABOUT THE FUND

CURRENT ADVISORY ARRANGEMENTS

     Heritage is a Florida corporation organized in 1985 and registered as an investment adviser under the Investment Advisers Act of 1940, as amended. Heritage serves as investment adviser and administrator to the Fund pursuant to an Investment Advisory and Administration Agreement between Heritage and the Trust on behalf of the Fund, dated March 29, 1993. Research and Awad serve as subadvisers to the Fund pursuant to separate subadvisory agreements dated March 29, 1993 (the "Subadvisory Agreements"). The Advisory and the Subadvisory Agreements were each approved by the Fund's sole initial shareholder on March 29, 1993. All of the capital stock of Heritage is owned by RJF. Thomas A. James, a Trustee of the Trust, by virtue of his direct or indirect ownership of RJF, owns beneficially more than 10% of Heritage. RJF, through its subsidiaries, is engaged primarily in providing customers with a wide variety of financial services in connection with securities, limited partnerships, options, investment banking and related fields. Heritage also serves as investment adviser and manager to five other investment companies with aggregate assets of approximately $1.6 billion as of March 31, 1995.

     The principal address of Heritage, RJF, Thomas A. James and each of Heritage's directors and principal executive officer is at 880 Carillon Parkway, St. Petersburg, Florida 33716. The directors and principal executive officer of Heritage are: Jeffrey P. Julien, Director; Richard K. Riess, Director; and Stephen G. Hill, Director, President and Chief Executive Officer.

     Under the Advisory Agreement, and subject to the supervision of the Trustees, Heritage has agreed, among other duties, to provide a continuous investment program for the Fund's portfolio, supervise all aspects of the Fund's operation and hold itself available to respond to shareholder inquiries. The Advisory Agreement expressly permits advisory services to be delegated to and performed by a subadviser. Under the Advisory Agreement, the Fund bears all of its expenses not specifically assumed by Heritage incurred in its operation and the offering of shares. As required by state regulations, Heritage will reimburse the Fund if and to the extent that the aggregate operating expenses of the Fund in any fiscal year exceed applicable limits. To date, no such reimbursements have been required.

     For services provided under the Advisory Agreement, the Fund pays Heritage an annualized advisory fee, computed daily and paid monthly, of 1.00% of the Fund's average daily net assets. Heritage has voluntarily agreed to waive .25% of this fee on average daily net assets in excess of $50 million. These fees are higher than those charged by most other investment companies, but are not higher than the fees charged by many other investment companies with similar investment objectives and policies. During any period that Class A expenses exceed 2.00% of average daily net assets, or Class C expenses exceed 2.75% of average daily net assets, Heritage will waive management fees as necessary to limit Fund expenses to these levels. During the fiscal year ended October 31, 1994, the Fund paid (or accrued) to Heritage fees of approximately $416,788.

     Under the current Subadvisory Agreement, Heritage pays Research and Awad a monthly fee at an annual rate equal to .50% of the Fund's average daily net assets under their respective management. Once the assets of the Fund exceed $50 million, Research and Awad voluntarily agree to waive a proportionate share of the fee waived by Heritage based on the respective assets of the Funds allocated to Research and Awad. During the fiscal year ended October 31, 1994, Heritage paid fees to Research and Awad of $99,764 and $101,249, respectively.

     Heritage is also the fund accountant and transfer and dividend disbursing agent for the Fund. For the fiscal year ended October 31, 1994, the Fund paid Heritage approximately $44,240 for its services as transfer and dividend disbursing agent. For the period May 14, 1994 (commencement of engagement as fund accountant) to October 31, 1994, the Fund paid Heritage approximately $12,775 for its services as fund accountant. Heritage will continue to provide these services to the Fund after the subadvisory contract is approved.

     In addition, an affiliate of Heritage, RJA, serves as the Trust's principal underwriter. RJA was paid $100,506 pursuant to the Trust's Rule 12b-1 distribution plan for the fiscal year ended October 31, 1994, as compensation for certain distribution and shareholder servicing activities. RJA will continue to serve as principal underwriter to the Trust after the advisory contract is approved. The Fund does not currently execute any securities transactions through RJA or any other affiliated broker-dealer.

     The Advisory Agreement and the Subadvisory Agreements provide that Heritage, Research and/or Awad, as applicable, will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matter to which the Agreements relate, except a loss resulting from willful misfeasance, bad faith, or gross negligence on their part in the performance of their duties or from reckless disregard by them of their obligations and duties thereunder.

EXECUTIVE OFFICERS

     Officers of the Fund who are employed by Heritage are:

     STEPHEN G. HILL, President. Mr. Hill is a director and the Chief Executive Officer and President of Heritage.

     DONALD H. GLASSMAN, Treasurer.  Mr. Glassman serves as Treasurer of
Heritage.

     PATRICIA SCHNEIDER, Assistant Secretary. Ms. Schneider serves as Compliance Administrator of Heritage.

                             SHAREHOLDER PROPOSALS

     As a general matter, the Fund does not hold regular annual or other meetings of shareholders. Any shareholder who wishes to submit proposals to be considered at a special meeting of the Fund's shareholders should send such proposals to the Fund at 880 Carillon Parkway, St. Petersburg, Florida 33733, so as to be received a reasonable time before the proxy solicitation for that meeting is made.

     Shareholder proposals that are submitted in a timely manner will not necessarily be included in the Fund's proxy materials. Inclusion of such proposals is subject to limitations under the federal securities laws.

                                 OTHER BUSINESS

     Management knows of no other business to be presented at the Meeting other than the matter set forth in this Proxy Statement, but should any other matter requiring a vote of shareholders arise, the proxies will vote thereon according to their best judgment in the interests of the Fund.

                                          By Order of the Board of Trustees,

                                          CLIFFORD J. ALEXANDER,
                                          Secretary

         IT IS IMPORTANT THAT YOU VOTE AND RETURN YOUR PROXY PROMPTLY.

                                                                      APPENDIX A

                                     [LOGO]

June 9, 1995

Dear Shareholder:

The enclosed proxy materials relate to a special meeting of the shareholders of the Heritage Series Trust - Small Cap Stock Fund ("Fund") to be held on August 7, 1995. The purpose of this meeting is to seek shareholder approval of a Subadvisory Agreement under which Eagle Asset Management, Inc. ("Eagle") would become an additional investment subadviser of the Fund. Under the proposed agreement, Eagle would be compensated by Heritage Asset Management, Inc. ("Heritage"), the Fund's investment adviser, and not by the Fund. The primary purpose of this change is to enable the Fund to utilize as portfolio manager Bert L. Boksen, who recently joined Eagle after over 17 years with Raymond James and Associates, Inc. ("RJA") where he had served as co-head of research and Chairman of the RJA Focus List Committee. Heritage intends, upon shareholder approval of Eagle, to allocate to Eagle the portion of the Fund currently subadvised by the Research Department of RJA ("Research"). Thus, Eagle would co-manage the Fund with Awad & Associates ("Awad"), a current subadviser. Research would remain a sub-adviser but have no assets currently allocated to it.

Heritage has recommended, and the Fund's Board of Trustees has approved, the appointment of Eagle as subadviser to the Fund. Eagle, an investment management firm that provides investment advisory services to retail and institutional clients, including registered investment companies, currently has assets under management of approximately $1.6 billion. Eagle also acts as subadviser to the Heritage Income-Growth Trust, the Heritage Capital Appreciation Trust, the Diversified Portfolio of Heritage Income Trust, the Heritage Series
Trust - Value Equity Fund and as adviser to the Heritage Series Trust - Eagle International Equity Portfolio. Heritage, Eagle, and RJA are wholly owned subsidiaries of Raymond James Financial, Inc. Awad and Research are divisions of RJA.

Please take the time to review the enclosed proxy statement and vote your shares today by signing and returning the proxy ballot below. Your prompt attention to this matter will enable the Fund to avoid the expenses of further proxy solicitations.

Very truly yours,

     [sig]

Stephen G. Hill
President, Heritage Series Trust

- --------------------------------------------------------------------------------

The undersigned hereby appoints as proxies Stephen G. Hill, K.C. Clark and Donald H. Glassman, each with the power of substitution, to vote for the undersigned shares of beneficial interest of the undersigned at the aforementioned meeting and any adjournment thereof with all the power the undersigned would have if personally present. The shares represented by this proxy will be voted as instructed. UNLESS INDICATED TO THE CONTRARY, THIS PROXY SHALL BE DEEMED TO INDICATE AUTHORITY TO VOTE "FOR" ALL PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES.

Please vote by placing an "X" in the appropriate space below, date and sign this proxy. Return it in the enclosed prepaid envelope.

     The Board of Trustees recommends a vote "FOR":

     1. Approval of the proposed Subadvisory Agreement between Heritage Asset Management, Inc. and Eagle Asset Management, Inc. with respect to the Heritage Series Trust - Small Cap Stock Fund.

     FOR            AGAINST            ABSTAIN
         ---------          ---------          ---------

                                               ---------------------------------
                                               Signature

                                               ---------------------------------
                                               Signature

                                               ---------------------------------
                                               Date

                                   If shares are held jointly, each shareholder named should sign; if only one signs, his/her signature will be binding. If the shareholder is a corporation, the President or Vice President should sign his/her own name, indicating title. If the shareholder is a partnership, a partner should sign in his/her own name, indicating that he/she is a "Partner."